Exhibit 23.01



                       Consent of Independent Accountants

     We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated January 12, 2000, except for the information presented in Note 9, which is as of February 18, 2000 relating to the financial statements, which appears in the 1999 Annual Report to Shareholders of Calton, Inc. on Form 10-K for the year ended November 30, 1999. We also consent to the incorporation by reference of our report dated January 12, 2000, except for the information presented in Note 9, which is as of February 18, 2000 relating to the financial statement schedule, which appears in such Annual Report on Form 10-K.



PRICEWATERHOUSECOOPERS LLP





Florham Park, New Jersey
July 27, 2000